Exhibit 99.1
EPIX Pharmaceuticals Announces Resignation of CEO;
Names Elkan Gamzu Interim CEO
LEXINGTON, Mass., July 28, 2008 — EPIX Pharmaceuticals, Inc. (NASDAQ:EPIX), a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform, announced today that Michael G. Kauffman, M.D., Ph.D., has resigned his position as Chief Executive Officer (CEO) and a director of EPIX effective July 25, 2008, to pursue other opportunities. Dr. Kauffman joined EPIX in August 2006 in connection with its acquisition of Predix Pharmaceuticals Holdings, Inc., where he had served as Chief Executive Officer since September 2002. EPIX also named his replacement today with the appointment by the Board of Directors of Elkan Gamzu, Ph.D., as interim Chief Executive Officer, effective immediately.
“We thank Michael for his leadership and many contributions to EPIX during his tenure as CEO,” said Frederick Frank, Chairman of the Board of Directors of EPIX.
Mr. Frank continued, “We welcome Dr. Gamzu to EPIX in his new role as interim CEO and envision that he will be a valuable asset to EPIX while working closely with the EPIX leadership team to ensure continuity as our discovery and development programs advance in the near term on the regulatory and clinical fronts.”
“I am pleased to undertake this opportunity to lead EPIX at this important time in its history,” said Dr. Gamzu. “I look forward to working with the Board of Directors and the management team towards the milestones set out for 2008. In June, EPIX re-submitted the New Drug Application (NDA) for Vasovist (gadofoveset trisodium), which has the opportunity to be the first contrast agent approved for marketing in the United States for use with MRA — the non-invasive modality for imaging blood vessels. We look forward to continuing to work with the Food and Drug Administration (FDA) to obtain approval of Vasovist by the end of 2008 and, in this regard, have recently received confirmation from the FDA indicating that the Agency has considered our NDA as a complete response and set a user fee goal date of December 31, 2008. We are also working to continue to advance our therapeutics pipeline, particularly the continued advancement of the Phase 2b clinical development of PRX-03140 for Alzheimer’s disease with our collaborator GlaxoSmithKline.“
Dr. Gamzu is currently a consultant to the biotechnology and pharmaceutical industries and has held a number of senior executive positions in those industries including: CEO of Pharmos Corp.; Vice President, Project Management Leadership, of Millennium Pharmaceuticals; CEO of Cambridge Neuroscience; Vice President, Drug Development of Warner-Lambert and senior positions with Hoffmann-La Roche. Dr. Gamzu has worked in the pharmaceutical industry since 1971. He is a graduate of Hebrew University in Jerusalem, and has M.A. and Ph.D. degrees in experimental and physiological psychology from the University of Pennsylvania.

About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform. The company has a pipeline of internally-discovered drug candidates currently in clinical development to treat diseases of the central nervous system and lung conditions. EPIX also has collaborations with leading organizations, including GlaxoSmithKline, Amgen, Cystic Fibrosis Foundation Therapeutics and Bayer Schering Pharma. For more information, please visit the company’s website at www.epixpharma.com.
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of management. These statements relate to, among other things, our expectations and assumptions concerning regulatory approval of Vasovist, the expected timing thereof and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: risks that Vasovist may not be successfully marketed or manufactured; competing products may be more successful; our inability to interest potential partners in our technologies and products; our inability to achieve commercial success for our products and technologies; our failure to comply with regulations relating to our products and product candidates, including FDA requirements; the risk that the FDA may interpret the results of our studies differently than we have; the risk that we may be unable to successfully secure regulatory approval of and market Vasovist; and risks of new, changing and competitive technologies and regulations in the U.S. and internationally. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.
Contact:
Kim C. Drapkin
Chief Financial Officer
(781) 761-7602
or
Cory Tromblee (media)
Porter Novelli Life Sciences
617-897-8294
# # #